Exhibit 99.1

[LOGO] Constellation

October 24, 2006

Mr. Thomas S. Summer

370 Woodcliff Drive Suite 300

Fairport, NY 14450

Dear Tom:

In connection with your desire to retire from the Company, this letter agreement is intended to summarize the terms and conditions of your transition and retirement and your commitment to help identify, train and transition a successor to your position as Chief Financial Officer.

It is understood that you will perform the duties of, and continue your responsibilities as, the Company’s Executive Vice President and Chief Financial Officer until May 15, 2007 (the “Transition Date”), or, if earlier, the date on which a new Chief Financial Officer has been appointed, and you will perform such duties on a full-time basis and consistent with the professional standards of that position. In addition to performing such duties, you will assist the Company in identifying an appropriate successor to your position as Chief Financial Officer. In compensation for your services from the date of this Agreement until the Transition Date, you will continue to receive your current base compensation, incentive compensation and benefits in accordance with the Company’s plans for such benefits.

On the Transition Date or such earlier date that a new Chief Financial Officer has been appointed, you will resign from your position as the Company’s Executive Vice President and Chief Financial Officer. From the Transition Date (or, if earlier, the date on which a new Chief Financial Officer has been appointed) through May 14, 2008 (the “Separation Date”), you will continue as an employee of the Company providing such transitional assistance as the Company’s Chief Executive Officer may reasonably request. For example, you agree to provide transitional support to your successor and to consult with your successor and the Chief Executive Officer on matters consistent with your abilities and experience. While you are not required to be physically present in the Company’s offices on a daily basis, you agree to be available for consultation either in person or by telephone or other electronic means. In compensation for your services from the Transition Date to the Separation Date (the “Transition Period”), you will receive the base compensation you are earning as of the Transition Date, a lump sum payment on the Transition Date equal to $88,800, and such retirement and welfare benefits that are generally provided to Company employees in accordance with the Company’s plans for such benefits. You will not be eligible for any other bonus, stock options or other incentive compensation during the Transition Period or for fiscal years ending after the Transition Date, except that you will have the right to participate in the annual option grants awarded in April 2007. If the demands placed on you during the Transition Period become excessive, the Company will consider a reasonable request to increase your compensation to reflect those demands.

On the Separation Date it is expected that you will retire from the Company, and you will have no right to receive compensation, severance or other benefits after the Separation Date. Of course, after you retire, you will still have the right to receive your vested benefits under the terms of the Company’s retirement plans and the Company’s Long-Term Stock Incentive Plan, as well as those rights you have under applicable law (such as COBRA). You will be eligible to vest in stock options under the Company’s Long-Term Stock Incentive Plan through the Separation Date, provided that all other conditions to the vesting of such options, as set forth in the Long-Term Stock Incentive Plan and the stock option agreement covering such options, are satisfied. On the Separation Date, all of your outstanding options shall be immediately vested. As a participant in the Company’s Long-Term Stock Incentive Plan who is terminating employment before retirement and subject to the terms of such plan, you will have 30 days from the Separation Date to exercise vested stock options. In accordance with the Company’s policies, you will be reimbursed for all properly-incurred business expenses incurred on or before the Separation Date. The Company and you may mutually agree to accelerate the Separation Date to a date that is prior to May 14, 2008.

In consideration for the benefits to be provided to you in this Agreement, you agree that from the date of this Agreement until the Separation Date, you will not, directly or indirectly compete with any business in which the Company or any of its affiliates is currently engaged or actively developing, or solicit any person who is a customer of a business conducted by the Company or any of its affiliates. For purposes of this Agreement, the phrase “compete” shall include serving as an employee, an officer, a director, an owner, or a partner of any such business or otherwise engaging in or assisting another to engage in any such business. Without limiting the foregoing, the Company may consider, on an “as requested” basis, modifications to your restrictions on competition where management of the Company believes the competitive impact on the Company to be minimal or otherwise manageable.

The terms of this Agreement supersede any other agreement between you and the Company (including without limitation that certain employment letter dated March 10, 1997), and are in lieu of any rights or claims that you may have with respect to severance or other benefits, or any other form of remuneration from the Company and its affiliates. Payments made to you under this Agreement will be subject to applicable income, employment and other taxes required to be withheld on such payments. This Agreement may not be amended or terminated except by a written instrument signed by you and the Company, and this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

If the terms and conditions are agreeable to you, please indicate your acceptance of the above in the space provided below and return the enclosed copy to me.

We value very highly your past and continuing contributions to the Company, and we appreciate your willingness to make every effort to effect a smooth transition.

Sincerely,

Constellation Brands, Inc.

/s/ Richard Sands
Richard Sands, Chief Executive Officer

Agreed to this 24th day of October, 2006.

/s/ Thomas S. Summer
Thomas S. Summer